Exhibit 21.1

Subsidiaries of the Registrant	State (or jurisdiction) incorporated
1425 N. Washington Street, LLC	Washington
Calypso Properties, LLC	Delaware
CommuniTech.Net, Inc.	Missouri
Eversites, LLC	Texas
Franchise Website Solutions, LP	Delaware
HostPro, Inc.	Delaware
Inquent, LLC	Delaware
Interland Government Contracting, Inc.	Delaware
JG Registrar, LLC	Delaware
Key Systems.CO Registrations, LLC	Delaware
MEI California, Inc.	California
Micron Electronics International, Inc.	Delaware
Monster Commerce, LLC	California
Multimedia Midwest, LLC	Delaware
NameSecure, LLC	Delaware
NCIT S.R.L.	Argentina
NetSol Parent, LLC	Delaware
Network Solutions Canada ULC	Canada
Network Solutions Europe, LLC	Delaware
Network Solutions, LLC	Delaware
New Ventures Services Corp.	British Virgin Islands
NS Technologies, LLC	Delaware
Perfect Privacy, LLC	Connecticut
Public Domain Registry.CO Registrations, LLC	Delaware
Ranger Holdco, LLC	Delaware
Ranger Registration (Madeira), LLC	Delaware
Rcom Canada, Corp.	Canada
Rcom Holding, Inc.	Delaware
Rcom Spain Holding, LLC	Delaware
Register Domain Spain SL	Spain
Register Investments ETVE SL	Spain
Register.com (Cayman) LP	Cayman Islands
Register.com Investments Cooperatie UA	Netherlands
Register.com LP	Delaware
Register.com, Inc.	Delaware
RPI, Inc.	Delaware
Siteblast, LLC	Texas
TLDS, LLC	Delaware
TNB, LLC	Delaware
Trellix Corporation	Delaware
.US Registrar, LLC	Delaware
US Web Network, LLC	Texas
Wazoo Web, Inc.	Georgia
Web Astro GP, Inc.	Delaware
Web Astro LP, Inc.	Delaware
Web.com (Cayman) GP Limited	Cayman Islands
Web.com Canada, Inc.	Canada
Web.com Holding Company, Inc.	Delaware
Websource Holdco, Inc.	Delaware
WSM Holdco, Inc.	Delaware